Exhibit 10.47

AGREEMENT AND GENERAL RELEASE

In consideration of the promises contained herein, Scientific Games Corporation, 6650 S. El Camino Road, Las Vegas, NV 89118 (the “Company”) and Steve Wayne Beason, 3324 Peachtree Rd NE, Unit 1619, Atlanta GA 30326 (“you”), agree that:

WHEREAS, you have been employed by the Company since August 8, 2005, most recently pursuant to an employment agreement effective as of August 28, 2014 (the “Employment Agreement”); and

WHEREAS, you and the Company wish to resolve all matters related to your employment with the Company, on the terms and conditions expressed in this Agreement and General Release (“Agreement”).

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.    Last Day of Employment; Eligibility Requirements.

(a)
Your last day of employment with the Company is November 15, 2016 (the “Separation Date”). The Employment Agreement will terminate on that date, except that any provisions in the Employment Agreement designed to survive termination will survive.

(b)
Eligibility Requirements. The Company has reviewed its business with the goal of simplifying its organizational structure, improving operational efficiencies, and reducing costs. As a result, the Company will be eliminating certain positions. In order to be eligible to receive severance benefits, you (a) must acknowledge acceptance of this Agreement and General Release (the “Agreement”) by initialing Section 11 and signing and returning within the time period set forth below a fully initialed and signed copy of the Agreement to the Company at 6650 S. El Camino Road, Las Vegas, NV 89118, Attention: Susie Fotheringham, Human Resources, or by e-mail to: susie.fotheringham@scientificgames.com, (b) must not revoke or rescind that acceptance during the time period designated below, (c) must return all property as provided in Section 9 below, and (d) must comply with all of the other promises made in this Agreement. The specific severance benefits you are eligible to receive are listed below.

2.    Severance Benefits In Return for Signing.

(a)
Separation Benefits. In return for your signing this Agreement, complying with the promises made by you in this Agreement and the Employment Agreement and remaining continuously employed through the Separation Date, the Company will provide you with the following separation benefits (the “Separation Benefits”) described below in subsections (i)-(iv). You acknowledge and agree that the Separation Benefits are separate from and in addition to what you are already entitled to receive from the Company. Furthermore, if you are rehired by the Company or hired by any affiliate of the Company, all Separation Benefits will terminate as of the commencement date of such employment. The Separation Benefits are:

(i)
The Company will pay you an amount equal to six hundred and eight-five thousand dollars ($685,000.00), less required and/or authorized deductions and withholdings (including withholding at the supplemental rate as required), as severance pay (the “Severance Payments”) in bi-weekly installments and on the Company’s regular pay days and in accordance with the Company’s payroll practices over a twelve month period. Such payments shall commence within the first full payroll period after the Effective Date (as defined in Section 15(b) of this Agreement). Notwithstanding the foregoing, if your severance pay is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the commencement of your severance pay could straddle two tax years depending upon the timing of the Effective Date, then your severance pay will commence in all instances in the second tax year.

(ii)
No later than March 15, 2017, a Company representative will notify you if bonuses under the 2016 SGICP Cash Bonus Plan are approved for payment by the Compensation Committee of the Company’s Board of Directors (the "Compensation Committee"). If approved, no later than March 15, 2017, the Company will pay you a lump sum amount, subject to applicable withholdings, in the amount of any annual bonus that would have been payable to you for Fiscal Year 2016 pursuant to the 2016 SGICP Cash Bonus Plan, calculated and as approved by the Compensation Committee. The Company reserves the right to make distinctions based on individual performance in connection with the calculation of such bonus payment.

(iii)
If you choose to elect continuation coverage by properly and timely electing COBRA coverage under and pursuant to COBRA, 29 U.S.C. § 1161 et seq., the Company will pay the employer and employee shares of the COBRA premiums (based on your current coverage elections) for twelve (12) months commencing on the first full month following the Separation Date. After twelve (12) months, you will be responsible for paying the entire COBRA premium. You will receive information on your opportunity to elect COBRA coverage under separate cover. Notwithstanding the foregoing, if the payment by the Company of such COBRA premium payments will subject or expose the Company to taxes or penalties, you and the Company shall enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and you will be provided with payments or benefits with an equivalent economic value, after tax.

(iv)
Within thirty (30) days after the Effective Date, the Company will pay you a lump sum payment, subject to applicable withholdings, equal to forty thousand four hundred and twenty-five dollars ($40,425.00).

(b)	Additional Obligations. Additionally, the Company acknowledges the following obligations to you:

(i)
The Company shall pay you your regular base salary, accrued and unpaid up to and including the Separation Date pursuant to applicable law, less required and/or authorized deductions and withholdings, and payable in accordance with Company’s regular payroll practices;

(ii)	The Company shall pay you any accrued and unused paid time off as of the Separation Date pursuant to applicable law and payable in accordance with the Company’s standard payroll practice;

(iii)
The Company agrees to reimburse you for all reasonable and necessary out-of-pocket business related expenses you incurred at the request of the Company prior to the Separation Date, provided that you shall submit reasonable documentation of such expenses prior to the Effective Date and in accordance with the applicable Company policy; and

(iv)
Following the Separation Date, you shall be entitled to any amount arising from your participation in, or benefits under, any employee benefit plans, programs or arrangements that become payable as a result of your separation from the Company, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements and pursuant to applicable law.

(c)
No Other Benefits. Except as provided in this Agreement, you shall not be entitled to receive any other payment, benefit or other form of compensation as a result of your employment or the termination thereof.

(d)
Tax Withholding. All payments made by the Company to you hereunder except for COBRA payments, expense reimbursements and expenses incurred by the Company pursuant to Section 2, if any, shall be subject to all applicable withholding deductions.

3.    No Severance Benefits Unless You Sign this Agreement and Do Not Revoke It. You understand and agree that you will not receive any of the Severance Benefits specified in Section 2 above unless: (a) you initial Section 11, sign and return a fully initialed and signed copy of this Agreement within the time period specified below and do not revoke or rescind this Agreement within the time period specified below, and (b) you fulfill all of the promises contained herein.

4.    General Release of Claims. In consideration for the Severance Benefits specified in Section 2 above, which you acknowledge are not otherwise owed to you, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”):
the Company, and its parents, affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present shareholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against Released Parties as of the day you sign this Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company, separation from employment with the Company, or your treatment by the Company while in the Company’s employ, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including without limitation attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

(a)
salary and other wages, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, paid time off or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;

(b)
discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;

(c)
discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;

(d)
breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to you;

(e)
defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;

(f)	any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; Equal Pay Act; or Payment of Wages Act; or any comparable federal, state or local law;

(g)	any violation of the Immigration Reform and Control Act, or any comparable federal, state or local law;

(h)	any violation of the Fair Credit Reporting Act, or any comparable federal, state or local law;

(i)	any violation of the Family and Medical Leave Act;

(j)
any violation of the Atlanta Anti-Discrimination Ordinance, the Georgia Age Discrimination in Employment Act, the Georgia Wage Payment and Work Hour Laws, and any comparable federal, state or local law and any violation of any statute, regulation, or law of any country or nation;

(k)
any violation of the Illinois Human Rights Act, 775 I.L.C.S. §5/1-101 et seq., the Illinois Wage Payment and Collection Law, 820 I.L.C.S. §110/1 et seq., the Illinois Minimum Wage Law, 820 I.L.C.S. §105/1 et seq., the Cook County Human Rights Ordinance, Cook County Code, §42-30 et seq. (if applicable), the Chicago Human Rights Ordinance, Chicago Code, §2-160-010 et seq. (if applicable), or any comparable federal, state or local law and any violation of any comparable statute, regulation, or law of any country or nation;

(l)
any violation of the Nevada Fair Employment Practices Act (Nev. Rev. Stat. §613.310 et seq.), any Nevada wage and hour law (Nev. Rev. Stat. §608.016 et seq.), or any comparable federal, state or local law and any violation of any comparable statute, regulation, or law of any country or nation;

(m)	costs, fees, or other expenses, including attorneys’ fees; and

(n)	any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.

Excluded from the release set forth in this Section 4 are: (i) any Claims or rights to enforce this Agreement against the Company, (ii) Claims arising after the date you sign this Agreement, and (iii) any Claims that you cannot lawfully release. Notwithstanding anything to the contrary contained herein, including in Section 5 below, also excluded from the release set forth in this Section 4 is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation filed with the Equal Employment Opportunity Commission, the National Labor Relations Board or similar state or local agency. You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or similar state or local agency.

Furthermore, notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement with the Company shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

5.    Additional Agreements by Employee.

(a)
BY SIGNING THIS AGREEMENT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 4. You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 4 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company, including damages, reinstatement or attorneys' fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party is a party. Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity. Notwithstanding the foregoing, this Section 5 does not limit your right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.

(b)
You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(c)
You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Agreement. You understand and agree that this Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.

(d)
You agree that you will cooperate with the Company, its parents, subsidiaries or affiliates with respect to matters or issues which took place or arose during your tenure with the Company, specifically including without limitation any attorney retained by any of them, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation. The parties acknowledge and agree that such cooperation may include, but shall not be limited to, you making yourself available for meetings, interviews, depositions, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in your possession or under your control relating to any such litigation, regulatory matter or investigation, provided that any such meetings, interviews, depositions, statements or testimony do not unduly interfere with your work schedule or other post-Company duties. The Company shall reimburse you promptly after you submit receipts or other documents reasonably acceptable to the Company for your actual out-of-pocket expenses reasonably incurred and approved by the Company in connection with your performance under this subpart (d); provided, however, that you shall not be entitled to any expense reimbursement for time spent testifying or otherwise cooperating in any matter in which you are a defendant in the proceeding or a named subject or target of the litigation, regulatory matter or investigation. You represent and warrant that you have and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including, without limitation, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which you were involved or had knowledge in connection with your employment with the Company.

(e)	You agree to cooperate with Company and take all necessary steps to effectuate this Agreement, each of its terms and the intent of the parties.

6.    Affirmations. In signing this Agreement, you are affirming that:

(a)
You have been paid and/or have received all compensation, wages, bonuses, commissions, overtime and/or benefits to which you may be entitled (except as set forth in this Agreement), and if applicable, that you have reported all hours worked as of the date you sign this Agreement. You affirm that you have been granted or not been denied any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b)	You are not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)	You have no known workplace injuries or occupational diseases;

(d)
You have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that you have not reported to the Company in writing. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency;

(e)    You acknowledge and agree that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law;

(f)
On or about the Separation Date, or within a reasonable time thereafter, the Company provided you with timely and adequate notice of your right to continue group insurance benefits under COBRA (unless such notice was not required to be given because, on the day before termination, you did not receive group health insurance benefits through the Company and thus are not a qualified beneficiary within the meaning of COBRA);

(g)
You acknowledge and agree that if you breach the provisions of this Agreement (including, but not limited to, Sections 7, 9 and 10), that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return of the Severance Benefits, other monetary damages, and the payment of the Company’s attorneys’ fees. Additionally, if you breach this Agreement, Company shall have the right, without waiving any other remedies in law or equity, to cease any further payments pursuant to Section 2. Notwithstanding such cessation of payments, all of your obligations hereunder shall be continuing and enforceable including but not limited to your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for such breach; and

(h)	You acknowledge receipt of Attachment A, in compliance with the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act.

7.    Non-Disparagement. You agree not to defame, disparage or demean the Released Parties (whether orally or in writing) in any manner whatsoever. You also agree not to encourage any other person to make any statement disparaging the Released Parties in any manner whatsoever. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

8.    Confidentiality. You agree that it is a material condition of this Agreement that you shall keep the terms of this Agreement, strictly and completely confidential and that you will not directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any employee of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this Agreement, except as may be required by law or compulsory process; provided, however, that you may disclose the terms of this Agreement to your immediate family, attorneys, and accountants or other financial advisors so long as they agree to abide by the foregoing confidentiality restriction.

9.    Return of Property. You agree that no later than your last day of employment with the Company, you will return any and all property, including all copies or duplicates thereof, belonging to the Company, including but not limited to keys, key cards, security cards, identification badges, records, papers, files, blueprints, documents, equipment, phone, computer equipment and software, computer disks, thumb drives, supplies, customer or client lists and customer or client information, “Confidential Information” (as defined below) and all copies thereof and any other Company property under your control.

10.    Non-Disclosure of Confidential Information.

(a)
“Confidential Information” shall mean any and all proprietary and confidential data or information belonging to the Company or any of its affiliates which is of tangible or intangible value to Company and is not public information or is not generally known or available to Company’s competitors but is known only to Company and its employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended. Assuming the foregoing criteria are met, Confidential Information includes, without limitation, information with respect to the operations, customers, customer lists, products, proposals, marketing strategy and services of Company and its affiliates and further includes, but is not limited to: (i) formulas, research and development techniques, processes, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects; (ii) information about costs, profits, markets, sales, contracts, lists of actual or potential customers and distributors, and information contained in proposals that are under development or have been made to actual or potential customers; (iii) business, marketing, strategic plans, know-how, including without limitation the unique manner in which the Company conducts its business; (iv) forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements; and (v) employee personnel files and compensation information. Nothing herein shall be interpreted as a limitation or restriction on the provisions of the applicable trade secrets laws or any legal rights or remedies granted thereunder and you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings is made under seal.

(b)
You acknowledge that as a result of your activities as an employee of the Company, you had access to the Confidential Information which you acknowledge as information that Company has legitimate interests in protecting and keeping confidential. In recognition of Company’s need to protect its legitimate business interests, you hereby covenant and agree that you will treat and regard each item constituting Confidential Information as strictly confidential and wholly owned by Company and will not, without the prior written consent of Company, for any reason, in any fashion, either directly or indirectly, communicate to any third party, use, sell, lend, distribute, license, give, show, disclose, reproduce, copy or misappropriate, or permit any of your agents to do any of the above with respect to all or any part of the Confidential Information or any physical embodiments thereof, and may in no event take any action causing, or fail to take action necessary in order to prevent, any Confidential Information disclosed to you or developed by you to lose its character or cease to qualify as Confidential Information, except as required by judicial and governmental action and as permitted hereunder.

(c)
You acknowledge and agree that it would be difficult to ascertain damages in the event of a breach of this Section 10, and accordingly, you agree that any violation by you of this Section 10 would cause irreparable harm to Company. You further agree that upon proof of the existence of a violation of this Section 10, Company will be entitled to injunctive relief against you and/or the principal on whose behalf you are acting in any court of competent jurisdiction having authority to grant the described relief, together with all costs and reasonable attorneys’ fees incurred by Company in bringing such action. In the event Company should seek injunctive relief, you hereby waive any requirement that Company submit proof of the economic value of any interest sought to be protected under such injunction or that Company post a bond or any other security.

11.    Enforcement and Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions and except as prohibited by law.

(a)
Any dispute, controversy or claim not resolved by the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration and administered in accordance with the Rules of the American Arbitration Association. Venue for the conduct of the arbitration shall be Atlanta, Georgia, except that, at the direction of the arbitral tribunal or with the consent of the parties, particular hearings in aid of such arbitration may be held in other places. The arbitral tribunal shall render its reasoned award on any claims and counterclaims within six months after the filing of a demand for arbitration. Judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction there. The parties expressly agree as a term of their agreement to arbitrate that the factual findings of the arbitral tribunal shall be final absent manifest or material error and rulings on questions of law or mixed questions of fact and law shall be reviewed under the “clearly erroneous” standard of review and not under a “manifest disregard of the law” or other standard, notwithstanding federal, state, commonwealth decisional or other law concerning such standard to the contrary.

(b)
The remedies expressly provided in this Agreement for breach thereof by the Company or you shall constitute the sole and exclusive remedies to the aggrieved party, and all other remedies which might be otherwise andavailable under the law of any jurisdiction are hereby waived by both Company and you, except the Company’s right to enforce the “Confidentiality,” “Return of Property” and “Non-Disclosure of Confidential Information” provisions of this Agreement for which the Company specifically reserves and You specifically acknowledge the right of the Company to enforce by all legal and equitable remedies available, including specific performance and injunction. Should any provision of this Agreement, excluding the general release in Section 4 above, be declared illegal or unenforceable and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

EMPLOYEE INITIALS:_______COMPANY INITIALS:_______

12.    Non-Admission of Wrongdoing. You and the Company agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by any of the Released Parties of any liability, wrongdoing, or unlawful conduct of any kind, and the Released Parties do specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory. Additionally, this Agreement, its existence or its terms will not be admissible in any proceeding other than a proceeding to enforce the terms of this Agreement.

13.    Amendment. You understand and agree that this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

14.    Entire Agreement; Waiver. You understand and agree that this Agreement sets forth the entire agreement between you and the Company concerning the subject matter herein, and that it fully supersedes any prior obligation of the Company to you, as well as any agreements between you and the Company, other than any agreements relating to inventions, intellectual property, confidentiality, non-competition and/or non-solicitation, including those set forth in your Employment Agreement, equity compensation agreements, the provisions of which you acknowledge are designed to survive the termination of your employment with Company. You acknowledge and affirm that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those that are set forth in this Agreement. One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

15.    Right to Consider, Rescind and Revoke Acceptance. This Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the Age Discrimination in Employment Act. In signing this Agreement, you understand and agree that:

(a)	You are specifically advised to consult with an attorney of your own choosing before you sign this Agreement, as it waives and releases rights you have or may have under federal, state and local law, including but not limited to the Age Discrimination in Employment Act. You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Agreement, and the Company will bear all fees incurred by it.

(b)
You will have up to forty-five (45) calendar days from the date the Company provides you with information regarding Company’s group termination program to decide whether to accept and sign this Agreement. In the event you do sign this Agreement, you may revoke or rescind your acceptance within seven (7) calendar days of signing it, and it will not become effective or enforceable until the eighth (8th) day after you sign it (the “Effective Date”). In order to effectively revoke or rescind your acceptance, the revocation or rescission must be in writing and postmarked within the seven (7) calendar day period, and properly addressed to:

Scientific Games
6650 S. El Camino Road
Las Vegas, NV 89118
Attention: Susie Fotheringham, Human Resources

You acknowledge that if you do not accept this Agreement in the manner described above, it will be withdrawn and of no effect. You acknowledge and agree that, if you revoke your acceptance of this Agreement, you shall receive none of the benefits provided hereunder and this Agreement shall be null and void, having have no further force or effect, and that said Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if the Agreement is not revoked in the time period set forth above, you shall have forever waived your right to revoke this Agreement, and it shall thereafter have full force and effect as of the Effective Date.

(c)	Any and all questions regarding the terms of this Agreement have been asked and answered to your complete satisfaction.

(d)	You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.

(e)	You are entering into this Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.

(f)	Any modifications of or revisions to this Agreement do not re-start the consideration period, described in paragraph(b) of this Section 15.

(g)
You understand that the releases contained in this Agreement do not extend to any rights or claims that you have under the Age Discrimination in Employment Act that first arise after execution of this Agreement.

16.    409A. This Agreement is intended to comply with or be exempt from Section 409A or an exception thereunder and shall be interpreted, construed and administered in accordance therewith. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after your Separation Date or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the first payroll date following the date that is six (6) months after your Separation Date. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. For purposes of Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the you as a result of this Agreement failing to comply with Section 409A.

17.    Resignation of Director and Officer Positions. As of the Separation Date, you will resign your position as an officer and/or director of the Company and all of the Company’s subsidiaries. You will execute and deliver to the Company any requested resignation letters documenting your resignation from such positions.

18.    Miscellaneous. This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on an electronically mailed copy of the Agreement or a signature transmitted by electronic mail shall have the same effect as the original signature. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.

[signatures follow on the next page]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily entered into this Agreement and General Release as of the date set forth below:

SCIENTIFIC GAMES CORPORATION

By:	/s/ Gary L. Melampy
Name:	Gary L. Melampy
Title:	VP, CHRO

I have decided to accept this Agreement and General Release, to fulfill the promises I have made, and to receive the Severance Benefits described in Section 2 above. I hereby freely and voluntarily assent to all the terms and conditions in this Agreement and General Release. I understand that this Agreement and General Release will become a binding agreement between the Company and me as of the 8th day after I sign it, and I am signing this Agreement and General Release as my own free act with the full intent of releasing the Released Parties from all Claims, as described in Section 4 above, including but not limited to those under the Age Discrimination in Employment Act (ADEA).

/s/ Steve Wayne Beason	Date: November 15, 2016
STEVE WAYNE BEASON